Exhibit 5.1

Everbridge, Inc.

25 Corporate Drive

Burlington, MA 01803

June 3, 2020

Everbridge, Inc.

25 Corporate Drive, Suite 400

Burlington, Massachusetts 01803

Ladies and Gentlemen:

I am the Senior Vice President, General Counsel and Secretary of Everbridge, Inc., a Delaware corporation (the “Company”), and as such I have acted as counsel to the Company with respect to certain matters in connection with the registration for resale by the selling stockholders named in the Prospectus Supplement (as defined below) of 45,204 shares (the “Resale Shares”) of the Company’s common stock, par value $0.001 per share, pursuant to the Registration Statement on Form S-3 (Registration Statement No. 333-229239) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on January 14, 2019, the related prospectus dated January 14, 2019 included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement relating to the Resale Shares filed with the Commission on June 3, 2020, pursuant to Rule 424(b) promulgated under the Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”).

In connection with this opinion, I have examined and relied upon the Registration Statement and the Prospectus, the Company’s Certificate of Incorporation, as amended, and Bylaws, each as currently in effect and in effect at the time of the issuance of the Resale Shares, and originals, or copies certified to my satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. As to certain factual matters, I have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company. In rendering the opinion set forth below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

My opinion is expressed solely with respect to the General Corporation Law of the State of Delaware. I express no opinion to the extent that the laws of any other jurisdiction are applicable to the subject matter hereof and no opinion as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, I am of the opinion that the Resale Shares have been validly issued and are fully paid and nonassessable.

I hereby consent to the use of my name under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement.

Very truly yours,

/s/ Elliot J. Mark
Elliot J. Mark, Esq.